Exhibit 99.1

PHH HOME LOANS, L.L.C.

AND SUBSIDIARIES

Financial Statements

December 31, 2010 and 2009

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

Independent Auditors’ Report

Members

PHH Home Loans, L.L.C.

Mt. Laurel, New Jersey

We have audited the accompanying consolidated balance sheets of PHH Home Loans, L.L.C. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PHH Home Loans, L.L.C. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC
Philadelphia, Pennsylvania
March 18, 2011

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$40,681	$40,024
Restricted cash	5	5
Mortgage loans held for sale	383,701	59,801
Accounts receivable, net of allowance for doubtful accounts of $54 and $91	14,207	2,400
Property, equipment and leasehold improvements, net	905	772
Other assets	9,859	6,554

Total assets	$449,358	$109,556

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$19,547	$13,925
Debt	304,197	—
Due to affiliates, net	38,424	15,157
Other liabilities	4,849	2,542

Total liabilities	367,017	31,624

Commitments and contingencies (Note 8)	—	—
EQUITY
Capital	78,992	102,991
Retained earnings / (Accumulated deficit)	3,349	(25,059)

Total members’ equity	82,341	77,932

Total liabilities and equity	$449,358	$109,556

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2010	2009
Revenues
Fee income	$80,812	$114,267
Gain on mortgage loans, net	193,859	137,045
Interest income	9,945	4,983
Interest expense	(7,060)	(3,986)

Net interest income	2,885	997

Other income	1,281	1,370

Total revenues	278,837	253,679

Expenses
Salaries and related expenses	140,485	128,557
Occupancy and other office expenses	9,067	8,984
Depreciation and amortization	419	369
Allocated expenses (See Note 6)	38,368	41,869
Other operating expenses	33,307	27,513

Total expenses	221,646	207,292

Net income	$57,191	$46,387

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(In thousands)

	Capital	Retained Earnings / (Accumulated Deficit)	Total Members’ Equity
Balance at December 31, 2008	$120,013	$(70,810)	$49,203
Net income	—	46,387	46,387
Return of Capital	(17,022)	—	(17,022)
Dividends	—	(636)	(636)

Balance at December 31, 2009	102,991	(25,059)	77,932

Net income	—	57,191	57,191
Return of Capital	(21,712)	—	(21,712)
Dividends	—	(28,783)	(28,783)
Acquisition of PHH Preferred Mortgage (Note 6)	(2,287)	—	(2,287)

Balance at December 31, 2010	$78,992	$3,349	$82,341

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$57,191	$46,387
Adjustments to reconcile Net income to net cash (used in) provided by operating activities:
Depreciation and amortization	419	369
Origination of mortgage loans held for sale	(8,148,039)	(6,206,112)
Proceeds on sale of and payments from mortgage loans held for sale	7,893,926	6,309,911
Earnings in equity method investment	(511)	(705)
Net unrealized gain on mortgage loans held for sale and related derivatives	(71,345)	(9,468)
Amortization and write-off of debt issuance costs	1,702	1,111
Changes in related balance sheet accounts:
(Increase) decrease in accounts receivable, net	(11,807)	333
(Increase) decrease in other assets	(151)	5,292
Increase in accounts payable and accrued expenses	6,067	3,487
Increase (decrease) in other liabilities	567	(6,251)

Net cash (used in) provided by operating activities	(271,981)	144,354

Cash flows from investing activities:
Purchases of property, equipment and leasehold improvements	(552)	(450)
Decrease in restricted cash	—	24,885
Payment for acquisition	(2,287)	—
Dividends on equity method investment	705	538

Net cash (used in) provided by investing activities	(2,134)	24,973

Cash flows from financing activities:
Net increase (decrease) in due to affiliates, net	23,267	(5,551)
Net increase (decrease) in short-term borrowings	304,193	(115,628)
Payment of debt issuance costs	(2,193)	(15)
Return of capital to members	(21,712)	(17,022)
Dividends	(28,783)	(636)

Net cash provided by (used in) financing activities	274,772	(138,852)

Net increase in Cash and cash equivalents	657	30,475
Cash and cash equivalents at beginning of period	40,024	9,549

Cash and cash equivalents at end of period	$40,681	$40,024

Supplemental Disclosure of Cash Flows Information:
Interest payments	$4,436	$3,530

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

PHH Home Loans, L.L.C. is a joint venture formed by PHH Broker Partner Corporation (“PHH Broker Partner”), a wholly owned subsidiary of PHH Corporation (“PHH”) and Realogy Services Venture Partner, Inc. (“Realogy”), formally Cendant Venture Partner. As of December 31, 2010 and 2009, PHH Broker Partner holds a 50.1% ownership interest in PHH Home Loans, L.L.C. and Realogy holds a 49.9% ownership interest in PHH Home Loans, L.L.C.

PHH Home Loans, L.L.C. provides residential mortgage banking services, including the origination and sale of mortgage loans primarily sourced through NRT Incorporated (“NRT”), Realogy’s wholly-owned real estate brokerage business and Cartus Corporation (“Cartus”), Realogy’s wholly-owned relocation business.

The consolidated financial statements include the accounts of PHH Home Loans, L.L.C. and its wholly-owned subsidiaries, (collectively, the “Company”). In presenting the consolidated financial statements, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates.

The acquisition of PHH Preferred Mortgage in 2010 was recorded using the pooling-of interests method and the financial information for all periods presented reflects the financial statements of the combined companies. See Note 6, “Due to Affiliates and Other Related Party Transactions” for further discussion of this transaction.

Unless otherwise noted, dollar amounts are presented in thousands.

CHANGES IN ACCOUNTING POLICIES

Fair Value Measurements.

In January 2010, the Financial Accounting Standards Board (the “FASB”) updated Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures to add disclosures for transfers in and out of level one and level two of the valuation hierarchy and to present separately information about purchases, sales, issuances and settlements in the reconciliation of assets and liabilities classified within level three of the valuation hierarchy. The updates to this standard also clarify existing disclosure requirements about the level of disaggregation and about inputs and valuation techniques used to measure fair value. Effective January 1, 2010, the disclosure provisions of the updates to ASC 820 were adopted for transfers in and out of level one and level two, level of disaggregation and inputs and valuation techniques used to measure fair value and are included in Note 12, “Fair Value Measurements”. Certain other updates to disclosures about the reconciliation of level three activities are effective for fiscal years and interim periods beginning after December 15, 2010, which will enhance the disclosure requirements and will not impact the Company’s financial position, results of operations or cash flows.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Receivables. In January 2011, the FASB issued ASU No. 2011-01, Deferral of the Effective Date of Disclosures about Trouble Debt Restructurings in Update No. 2010-20, an update to ASC 310, Receivables. Under the existing effective date in ASU No. 2010-20, companies would have provided disclosures about troubled debt restructurings for periods beginning on or after December 15, 2010. The amendments in this update temporarily defer that effective date, enabling public entity creditors to provide those disclosures after the FASB clarifies the guidance for determining what constitutes a troubled debt restructuring. This amendment does not defer the effective date of the other disclosure requirements in ASU No. 2010-20 as discussed above. This update is effective immediately. The Company does not expect the adoption of ASU No. 2011-01 to have an impact on the Consolidated Financial Statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Business Combinations. In December 2010, the FASB issued ASU No. 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, an update to ASC 805, Business Combinations. This update amends ASC 805 to require a public entity that presents comparative financial statements to disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update also expand the supplemental pro-forma disclosures under ASC 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. ASU No. 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company does not expect the adoption of ASU No. 2010-29 to have an impact on the Consolidated Financial Statements.

Revenue Recognition. In October 2009, the FASB issued ASU No. 2009-13, Multiple Deliverable Arrangements, an update to ASC 605, Revenue Recognition. This update amends ASC 605 for how to determine whether an arrangement involving multiple deliverables (i) contains more than one unit of accounting and (ii) how the arrangement consideration should be measured and allocated to the separate units of accounting. ASU No. 2009-13 is effective prospectively for arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company does not expect the adoption of ASU No. 2009-13 to have an impact on the Consolidated Financial Statements.

REVENUE RECOGNITION

The Company’s operations include the origination (brokering or funding) and sale of residential mortgage loans. Fee income consists of income earned on all loan originations, brokered loan fees, application and underwriting fees, and fees on cancelled loans.

Gain on mortgage loans, net includes the realized and unrealized gains and losses on MLHS, as well as the changes in fair value of all loan-related derivatives, including IRLCs and freestanding loan-related derivatives. The fair value of IRLCs is based upon the estimated fair value of the underlying mortgage loan, adjusted for: (i) estimated costs to complete and originate the loan and (ii) the estimated percentage of IRLCs that will result in a closed mortgage loan. The valuation of the Company’s IRLCs and MLHS approximates a whole-loan price, which includes the value of the related servicing.

Loans are placed on non-accrual status when any portion of the principal or interest is ninety days past due or earlier if factors indicate that the ultimate collectability of the principal or interest is not probable. Interest received from loans on non-accrual status is recorded as income when collected. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

INCOME TAXES

The Company has elected to report as a partnership for federal and state income tax purposes, and, accordingly, there is no provision for income taxes in the accompanying financial statements.

MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale represent loans originated and held until sold to permanent market investors. Mortgage loans held for sale are measured at fair value on a recurring basis.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment (including leasehold improvements) are recorded at cost, net of accumulated depreciation and amortization. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed utilizing the straight-line method over the estimated benefit period of the related assets or the lease term, if shorter. Estimated useful lives range from 1 to 5 years for leasehold improvements, 3 to 5 years for capitalized software, and 3 to 7 years for furniture, fixtures and equipment.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FAIR VALUE

A three-level valuation hierarchy is used to classify inputs into the measurement of assets and liabilities at fair value. The valuation hierarchy is based upon the relative reliability and availability to market participants of inputs for the valuation of an asset or liability as of the measurement date. When the valuation technique used in determining fair value of an asset or liability utilizes inputs from different levels of the hierarchy, the level within which the measurement in its entirety is categorized is based upon the lowest level input that is significant to the measurement in its entirety. The valuation hierarchy consists of the following levels:

Level One. Level One inputs are unadjusted, quoted prices in active markets for identical assets or liabilities which the Company has the ability to access at the measurement date.

Level Two. Level Two inputs are observable for that asset or liability, either directly or indirectly, and include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, observable inputs for the asset or liability other than quoted prices and inputs derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified contractual term, the inputs must be observable for substantially the full term of the asset or liability.

Level Three. Level Three inputs are unobservable inputs for the asset or liability that reflect the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk, and are developed based on the best information available.

Fair value is based on quoted market prices, where available. If quoted prices are not available, fair value is estimated based upon other observable inputs. Unobservable inputs are used when observable inputs are not available and are based upon judgments and assumptions, which are the Company’s assessment of the assumptions market participants would use in pricing the asset or liability, which may include assumptions about risk, counterparty credit quality, the Company’s creditworthiness and liquidity and are developed based on the best information available.

When a determination is made to classify an asset or liability within Level Three of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement of the asset or liability. The fair value of assets and liabilities classified within Level Three of the valuation hierarchy also typically includes observable factors. In the event that certain inputs to the valuation of assets and liabilities are actively quoted and can be validated to external sources, the realized and unrealized gains and losses recorded include changes in fair value determined by observable factors.

Changes in the availability of observable inputs may result in the reclassification of certain assets or liabilities. Such reclassifications are reported as transfers in or out of Level Three as of the beginning of the period that the change occurs.

SUBSEQUENT EVENTS

Subsequent events are evaluated through the date of issuance of the Consolidated Financial Statements, which was March 18, 2011.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTS RECEIVABLE

Accounts receivable, net consisted of the following:

	December 31,
	2010	2009
	(In thousands)
Receivables related to loan sales and brokered loans	$12,038	$1,669
Amounts due from corporate customers	1,757	541
Other	466	281

Accounts receivable, gross	14,261	2,491
Allowance for doubtful accounts	(54)	(91)

Accounts receivable, net	$14,207	$2,400

3.	PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements, net consisted of the following:

	December 31,
	2010	2009
	(In thousands)
Furniture, fixtures and equipment	$2,625	$2,170
Leasehold improvements	362	362
Capitalized software	529	432

Property, equipment and leasehold improvements, gross	3,516	2,964
Accumulated depreciation	(2,611)	(2,192)

Property, equipment and leasehold improvements, net	$905	$772

4.	OTHER ASSETS

Other assets consisted of the following:

	December 31,
	2010	2009
	(In thousands)
Derivative assets	$5,851	$2,994
Equity method investment	2,632	2,826
Debt issuance costs	491	—
Security deposits	450	173
Prepaid expenses	266	449
Other	169	112

Other assets	$9,859	$6,554

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	DEBT

The Company’s debt represents asset-backed variable-rate warehouse facilities to support the origination of mortgage loans, and provide creditors a collateralized interest in specific mortgage loans that meet the eligibility requirements under the facility during the warehouse period. Repayment of the facilities typically comes from the sale of the loans to permanent investors. The following summarizes the components of indebtedness, facility expiration dates, and assets held as collateral that are not available to pay the Company’s general obligations:

	December 31, 2010
	Balance	Capacity	Interest Rate(1)	Expiration Date	Mortgage Loans Held For Sale Collateral
	($ in thousands)
CSFB Warehouse Line	$229,209	$325,000	2.57%	5/25/2011	$242,002
Ally Bank Repurchase Facility	74,988	150,000	4.15%	3/30/2011	89,261

Total	$304,197	$475,000			$331,263

(1)	Represents the stated interest rate as of December 31, 2010.

As of December 31, 2009, the Company has no Debt amounts outstanding. As of December 31, 2010, the fair value of Debt was $304.2 million.

On May 26, 2010, the Company entered into a $150 million committed 364-day variable-rate mortgage repurchase facility with Credit Suisse First Boston Mortgage Capital, LLC pursuant to a master repurchase agreement. Effective December 17, 2010, the committed amount of the repurchase facility was increased to $325 million.

On April 8, 2010, the Company entered into a $150 million 356-day variable-rate committed mortgage repurchase facility with Ally Bank pursuant to a master repurchase agreement and certain related agreements.

Certain debt arrangements require the maintenance of certain financial ratios and contain affirmative and negative covenants, including, but not limited to, liquidity maintenance, net worth maintenance, and limitations on certain transactions with affiliates. As of December 31, 2010, the Company was in compliance with all of its financial covenants related to its debt arrangements.

6.	DUE TO AFFILIATES AND OTHER RELATED PARTY TRANSACTIONS

Due to affiliates, net consisted of the following:

	December 31,
	2010	2009
	(In thousands)
Due to PHH Corporation	$26,181	$10,494
Due to other PHH affiliates	11,754	4,663
Subordinated Intercompany Line of Credit	489	—

Total	$38,424	$15,157

Due to PHH Corporation represents amounts payable for payroll processing and funding, as PHH provides administrative payroll services to the Company. All amounts due to PHH, other than the intercompany line of credit are settled, on a monthly basis. Due to other PHH affiliates represents net amounts due to/from PHH’s wholly-owned title and appraisal services company as well as amounts due to PHH Mortgage Corporation (“PHH Mortgage”), a wholly-owned subsidiary of PHH, under a Management Services Agreement as further discussed below. The Subordinated Intercompany Line of Credit is described in detail below.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 5, 2010, the Company acquired PHH Preferred Mortgage, a mortgage broker in the residential market. The entity was acquired from Coldwell Banker Preferred, an unrelated third party, and PHH Broker Partner Corporation, a subsidiary of PHH Mortgage. The Company paid $2.3 million associated with the acquisition, with $1.9 million paid to Coldwell Banker Preferred and $0.4 million paid to PHH Broker Partner.

Agreement with PHH Corporation

The Company has entered into a Subordinated Intercompany Line of Credit agreement with PHH Corporation with $100 million capacity. This indebtedness is unsecured and is subordinate to the asset-backed debt facilities. The Company and PHH entered into the subordinated financing to increase the Company’s borrowing capacity to fund MLHS and support the tangible net worth requirements of the asset-backed debt facilities.

As of December 31, 2010, the Company has no debt outstanding, and $0.5 million of interest payable under the Subordinated Intercompany Line of Credit.

Agreements with PHH Mortgage

Management Services Agreement

The Company has entered into a Management Services Agreement with PHH Mortgage, whereby PHH Mortgage provides the Company with the following types of services:

•	Seasonal staffing services

•	Product support services

•	General and administrative services

•	IT administrative services

The Company receives the benefit of these services from PHH Mortgage. During the years ended December 31, 2010 and 2009, the expense for these services was $37.4 million and $40.9 million as recorded in Allocated expenses in the Consolidated Statement of Operations.

Loan Purchase Agreement

The Company has entered into a loan purchase agreement with PHH Mortgage, whereby it has committed to sell or broker, and PHH Mortgage has committed to purchase or fund, certain loans originated. This agreement represents a best efforts commitment to the Company, whereby the ultimate price paid by PHH Mortgage for the loan is determined at the time the Company issues the commitment to the borrower. This agreement had the following impact on the financial position and results of operation or cash flows:

•	During 2010 and 2009, the Company sold or brokered $7.9 billion and $11.1 billion, respectively, of mortgage loans to PHH Mortgage.

•	For the years ended December 31, 2010 and 2009, $28.7 million and $67.3 million, respectively, of broker fees were recognized within Fee income in the Consolidated Statement of Operations.

•	Gains of $77.1 million and $92.1 million were recognized for the years ended December 31, 2010 and 2009 respectively, within Gain on mortgage loans, net in the Consolidated Statements of Operations.

•	As of December 31, 2010, the Company had outstanding commitments with PHH Mortgage to sell or broker loans totaling $642 million.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Strategic Relationship Agreement

PHH and Realogy entered into a Strategic Relationship Agreement that sets forth the business relationship between the Company and certain affiliates of PHH and Realogy. Under the terms of the LLC Operating Agreement, PHH has the right to terminate the strategic relationship agreement and terminate its interest in the Company upon, among other things, a material breach by Realogy of a material provision of the LLC Operating Agreement, in which case PHH has the right to purchase Realogy’s interest in the Company at a price derived from an agreed-upon formula based upon fair market value (which is determined with reference to the trailing twelve months EBITDA (earnings before interest, taxes, depreciation and amortization) for the Company and the average market EBITDA multiple for mortgage banking companies.

Upon termination of the mortgage venture, all of the mortgage venture agreements will terminate automatically (excluding certain privacy, non-competition, venture related transition provisions and other general provisions), and Realogy will be released from any restrictions under the mortgage venture agreements that may restrict its ability to pursue a partnership, joint venture or another arrangement with any third party mortgage operation.

Sublease Agreement

See Note 10 – Leases for further information regarding lease agreements with PHH Mortgage.

Arrangements with Realogy

Trademark License Agreement

The Company has entered into a Trademark License Agreement with certain affiliates of Realogy, whereby those affiliates have granted the Company exclusive rights to use certain trademarks. Under the terms of the agreement, Realogy remains the owner of the trademarks; however, the Company has the exclusive rights to use the trademarks in conducting its mortgage banking operations and does not pay a fee for the use of these rights.

Strategic Relationship Agreement

PHH and Realogy entered into a Strategic Relationship Agreement that sets forth the business relationship between the Company and certain affiliates of PHH and Realogy. Under the terms of the LLC Operating Agreement, Realogy has the right to terminate the strategic relationship agreement and terminate its interest in the Company in the event of:

•

a Regulatory Event (defined below) continuing for six months or more; provided that the Company may defer termination on account of a Regulatory Event for up to six additional one month periods by paying Realogy a $1.0 million fee at the beginning of each such one month period;

•	a change in control of PHH involving a competitor of Realogy or certain other specified parties;

•	a material breach, not cured within the requisite cure period, by PHH or its affiliates of the representations, warranties, covenants or other agreements related to the formation of the Company;

•	failure by the Company to make scheduled distributions pursuant to the LLC Operating Agreement;

•	bankruptcy or insolvency of PHH or the Company, or

•	any act or omission by PHH that causes or would reasonably be expected to cause material harm to Realogy.

A “Regulatory Event” means a situation in which (a) the Company becomes subject to any regulatory order, or any governmental entity initiates a proceeding with respect to the Company, and (b) such regulatory order or proceeding prevents or materially impairs the Company’s ability to originate loans for any period of time in a manner that adversely affects the value of one or more quarterly distributions to be paid pursuant to the LLC Operating Agreement; provided, however, that a “Regulatory Event” does not include (1) any order, directive or interpretation or change in law, rule or regulation, in any such case that is applicable generally to companies engaged in the mortgage lending business such that the Company is unable to cure the resulting circumstances

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

described in (b) above, or (2) any regulatory order or proceeding that results solely from acts or omissions on the part of Realogy or its affiliates.

In the case of a change in control of PHH, Realogy may terminate the LLC Operating Agreement. In addition, beginning on February 1, 2015, Realogy may terminate the LLC Operating Agreement at any time by giving two years’ notice to PHH. Upon Realogy’s termination of the agreement, Realogy will have the option either to (i) require that PHH purchase Realogy’s interest in the Company, (ii) require PHH to sell its interest in the Company to Realogy or its designee. The fair value of the purchase or sale of interests in the company upon Realogy’s termination will be determined in accordance with the LLC Operating Agreement, and in certain cases, liquidated damages will be paid.

Shared Office Space Agreement

See Note 10 – Leases for further information regarding lease agreements with Realogy.

7.	DERIVATIVES AND RISK MANAGEMENT ACTIVITIES

Derivative instruments are used as part of the overall strategy to manage exposure to market risks primarily associated with fluctuations in interest rates, specifically long-term U.S. Treasury and mortgage interest rates due to their impact on mortgage loans held for sale and related commitments. The Company also has exposure to LIBOR due to its impact on variable-rate borrowings. The Company uses best efforts commitments with various investors, including PHH Mortgage, to mitigate the risk associated with mortgage loans held for sale and interest rate lock commitments. As a matter of policy, derivatives are not used for speculative purposes. The following is a description of the Company’s risk management policies related to IRLCs and mortgage loans held for sale:

Interest Rate Lock Commitments. Interest rate lock commitments (“IRLCs”) represent an agreement to extend credit to a mortgage loan applicant, or an agreement to purchase a loan from a third-party originator, whereby the interest rate on the loan is set prior to funding. The loan commitment binds the Company (subject to the loan approval process) to lend funds to a potential borrower at the specified rate, regardless of whether interest rates have changed between the commitment date and the loan funding date. As such, outstanding IRLCs are subject to interest rate risk and related price risk during the period from the date of issuance through the date of loan funding, cancellation or expiration. Loan commitments generally range between 30 and 90 days; however, the borrower is not obligated to obtain the loan. The Company is subject to fallout risk related to IRLCs, which is realized if approved borrowers choose not to close on the loans within the terms of the IRLCs. The Company uses best efforts commitments to substantially eliminate these risks. Historical commitment-to-closing ratios are considered to estimate the quantity of mortgage loans that will fund within the terms of the IRLCs.

Mortgage Loans Held for Sale. The Company is subject to interest rate and price risk on its Mortgage loans held for sale from the loan funding date until the date the loan is sold. Best efforts commitments which fix the forward sales price that will be realized in the secondary market are used to eliminate the interest rate and price risk to the Company.

See Note 12, “Fair Value Measurements” for additional information regarding IRLCs, mortgage loans, and related sale commitments.

Derivative instruments are measured at fair value on a recurring basis and are included in Other assets or Other liabilities in the Consolidated Balance Sheets. The Company did not have any derivative instruments designated as hedging instruments, or subject to master netting and collateral agreements as of and for the years ended December 31, 2010 and 2009.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the balances of outstanding derivatives:

	December 31, 2010			December 31, 2009
	Asset Derivatives	Liability Derivatives	Notional	Asset Derivatives	Liability Derivatives	Notional
	(In thousands)
Interest rate lock commitments	$3,217	$1,128	$614,199	$1,358	$480	$455,787
Best efforts sale commitments	2,634	1,228	990,235	1,636	133	514,030

Fair value of derivative instruments	$5,851	$2,356		$2,994	$613

The following table summarizes the amounts recorded in Gain on mortgage loans, net in the Consolidated Statements of Operations for derivative instruments not designated as hedging instruments:

	December 31,
	2010	2009
	(In thousands)
Interest rate lock commitments	$93,336	$41,988
Best Efforts Sale commitments	(30,419)	7,029

Total derivative instruments	$62,917	$49,017

8.	COMMITMENTS AND CONTINGENCIES

Loan Related Commitments

At December 31, 2010, the Company had commitments to fund loans with agreed-upon rates or rate protection amounting to $798 million and best efforts commitments to sell loans amounting to $1.2 billion. The Company is only obligated to settle the best efforts commitment if the loan closes in accordance with the terms of the IRLC; therefore, the commitments outstanding do not represent future cash obligations.

Pending Litigation

The Company is involved in litigation arising in the normal course of business. Although the amount of any ultimate liability arising from these matters cannot presently be determined, the Company does not anticipate that any such liability will have a material effect on its consolidated financial position or results of operations.

9.	BENEFIT PLANS

Employees of the Company are participants in a defined contribution plan. For the years ended December 31, 2010 and 2009, defined contribution plan expenses of $2.5 million and $2.4 million, respectively, were recognized in Salaries and related expenses in the Consolidated Statements of Operations.

10.	LEASES

The Company leases space from related parties, and recognized expense amount in the Consolidated Statement of Operations related to these agreements as follows:

•	For the years ended December 31, 2010 and 2009, expense was recognized related to office space leased from PHH Mortgage, of $1.0 million for both years, in Allocated expenses.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•

For the years ended December 31, 2010 and 2009, expense was recognized related to office space leased from Realogy affiliates, of $1.6 million and $1.8 million, respectively, in Occupancy and other office expenses.

Certain other facilities and equipment are leased under lease agreements expiring at various dates through 2017. For the years ended December 31, 2010 and 2009, total rental expense for premises and equipment amounted to $5.5 million and $5.4 million, respectively.

Obligations under non-cancellable leases which have a remaining term of more than twelve months are as follows:

Future Minimum Lease Obligations
(In thousands)
2011	$2,784
2012	2,346
2013	1,257
2014	1,134
2015	1,038
Thereafter	407

$8,966

11.	CONCENTRATIONS OF CREDIT RISK

During the current period, the Company had operating cash deposited with banks in excess of federally insured limits.

The Company originates mortgage loans in 49 states sourced through Realogy-owned real estate offices, Cartus, and for U.S.-based employees of Realogy and its subsidiaries. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers with similar characteristics, which would cause their ability to meet contractual obligations to be similarly impacted by economic or other conditions. During 2010 and 2009, 77% and 71%, respectively, of originated and brokered loans were derived from sources related to Realogy.

The Company is exposed to counterparty risk with its best efforts commitments in the event that the counterparty cannot take delivery of the underlying mortgage loan.

12.	FAIR VALUE MEASUREMENTS

As of December 31, 2010 and 2009, all financial instruments were either recorded at fair value or the carrying value approximated fair value, with the exception of Debt. See Note 5, “Debt” for the fair value of Debt as of December 31, 2010. For financial instruments that were not recorded at fair value as of December 31, 2010 and 2009, such as Cash and cash equivalents and Restricted cash and cash equivalents, the carrying value approximates fair value due to the short-term nature of such instruments. The incorporation of counterparty credit risk did not have a significant impact on the valuation of assets and liabilities recorded at fair value on a recurring basis as of December 31, 2010 or 2009.

See Note 1, “Summary of Significant Accounting Policies” for a description of the valuation hierarchy of inputs used in determining fair value measurements. The Company does not have any assets or liabilities that are measured at fair value on a non-recurring basis.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For assets and liabilities measured at fair value on a recurring basis, the valuation methodologies, significant inputs, and classification pursuant to the valuation hierarchy are as follows:

Mortgage Loans Held for Sale. Mortgage loans held for sale are generally classified within Level Two of the valuation hierarchy.

For Level Two mortgage loans held for sale (“MLHS”), fair value is estimated using a market approach by utilizing either: (i) the fair value of securities backed by similar mortgage loans, adjusted for certain factors to approximate the fair value of a whole mortgage loan, including the value attributable to mortgage servicing and credit risk, (ii) current commitments to purchase loans or (iii) recent observable market trades for similar loans, adjusted for credit risk and other individual loan characteristics. The Agency mortgage-backed security market is a highly liquid and active secondary market for conforming conventional loans whereby quoted prices exist for securities at the pass-through level, which are published on a regular basis.

For Level Three MLHS, fair value is estimated utilizing either a discounted cash flow model or underlying collateral values. For MLHS valued using underlying collateral values as of December 31, 2010 and 2009, an adjustment was made for a pricing discount based on the most recent observable price in an active market.

The following tables reflect the difference between the carrying amount of MLHS, measured at fair value, and the aggregate unpaid principal amount that the Company is contractually entitled to receive at maturity:

	December 31, 2010		December 31, 2009
	Total	Loans 90 or more days past due and on non-accrual status	Total	Loans 90 or more days past due and on non-accrual status
	(In thousands)
Mortgage loans held for sale:
Carrying amount	$383,701	$610	$59,801	$716
Aggregate unpaid principal balance	377,403	1,107	59,321	1,109

Difference	6,298	(497)	480	(393)

The following table summarizes the components of Mortgage loans held for sale:

	December 31, 2010	December 31, 2009
	(In thousands)
First mortgages:
Conforming(1)	$354,638	$58,923
Non-conforming	27,946	—

Total first mortgages	382,584	58,923

Second lien	171	162
Scratch and Dent(2)	758	716
Other	188	—

Total	$383,701	$59,801

(1)	Represents mortgage loans that conform to the standards of the government-sponsored entities.
(2)	Represents mortgages with origination flaws or performance issues.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivative Instruments. Derivative instruments are classified within Level Two and Level Three of the valuation hierarchy.

Best Efforts Commitments: Best efforts commitments are classified within Level Two of the valuation hierarchy. Best efforts commitments fix the forward sales price that will be realized upon the sale of mortgage loans into the secondary market. Best efforts sales commitments are entered into for loans at the time the borrower commitment is made. These best efforts sales commitments are valued using the committed price to the counterparty against the current market price of the interest rate lock commitment or mortgage loan held for sale.

Interest Rate Lock Commitments: Interest rate lock commitments (“IRLCs”) are classified within Level Three of the valuation hierarchy. IRLCs represent an agreement to extend credit to a mortgage loan applicant, or an agreement to purchase a loan from a third-party originator, whereby the interest rate on the loan is set prior to funding. The fair value of IRLCs is based upon the estimated fair value of the underlying mortgage loan, including the expected net future cash flows related to servicing the mortgage loan, adjusted for: (i) estimated costs to complete and originate the loan and (ii) an adjustment to reflect the estimated percentage of IRLCs that will result in a closed mortgage loan (or “pullthrough”). The estimate of pullthrough is based on changes in pricing and actual borrower behavior. The average pullthrough percentage used in measuring the fair value of IRLCs was 72% as of December 31, 2010.

Assets and liabilities that are measured at fair value on a recurring basis were as follows:

	December 31, 2010
	Level One	Level Two	Level Three	Total
	(In thousands)
Assets:
Mortgage loans held for sale	$—	$382,772	$929	$383,701
Other assets:
Derivative assets
Interest rate lock commitments	—	—	3,217	3,217
Best efforts commitments	—	2,634	—	2,634
Liabilities:
Other liabilities:
Derivative liabilities
Interest rate lock commitments	—	—	1,128	1,128
Best efforts commitments	—	1,228	—	1,228

	December 31, 2009
	Level One	Level Two	Level Three	Total
	(In thousands)
Assets:
Mortgage loans held for sale	$—	$58,923	$878	$59,801
Other assets:
Derivative assets	—	1,636	1,358	2,994
Liabilities:
Other liabilities:
Derivative liabilities	—	133	480	613

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The activity in assets and liabilities that are classified within Level Three of the valuation hierarchy during the years ended December 31, 2010 and 2009 consisted of:

	December 31, 2010		December 31, 2009
	Mortgage loans held for sale	IRLCs, net	Mortgage loans held for sale	Derivatives, net
	(In thousands)
Balance, January 1,	$878	$878	$616	$10,287
Realized and unrealized (losses) gains(1)	(301)	93,336	(62)	41,988
Purchases, issuances and settlements, net	92	(92,125)	142	(51,397)
Transfers into level three (2)	260	—	182	—

Balance, December 31,	$929	$2,089	$878	$878

(1)	Realized and unrealized (losses) gains are recognized within Gain on mortgage loans, net in the Consolidated Statements of Operations.
(2)

Represents Conforming Loans that were reclassified to Scratch and Dent during the year ended December 31, 2010. The amount of transfer out of level three was not significant for the year ended December 31, 2010 or 2009.

The amount of unrealized gains and losses included in Gain on mortgage loans, net in the Consolidated Statements of Operations related to assets and liabilities classified within Level Three of the valuation hierarchy that are included in the Consolidated Balance Sheets as of December 31, 2010 and 2009 are $1.9 million and $0.8 million, respectively.

13.	CAPITAL REQUIREMENTS

As a licensed mortgagee, the Company is subject to the rules and regulations of the Department of Housing and Urban Development (“HUD”), FHA, Fannie Mae and state regulatory authorities with respect to originating, processing, and selling loans. Those rules and regulations, among other things, require the maintenance of minimum net worth levels (which vary based on the portfolio of FHA loans originated by the Company). Failure to meet the net worth requirements outlined above could adversely impact the ability to originate loans and access the secondary market.

The following table presents required and actual net worth amounts:

	December 31, 2010
	Required	Adjusted actual
	(In thousands)
HUD/FHA	$14,318	$82,341
Fannie Mae	1,000	82,341

PHH Home Loans, L.L.C.

and Subsidiaries

Financial Statements

December 31, 2009 and 2008

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS’ REPORT	2

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008:

Consolidated Balance Sheets	4

Consolidated Statements of Operations	5

Consolidated Statements of Members’ Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8-26

Independent Auditor’s Report

To the Members

PHH Home Loans, L.L.C.

Mt. Laurel, New Jersey

We have audited the accompanying consolidated balance sheets of PHH Home Loans, L.L.C. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, members’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PHH Home Loans, L.L.C. and subsidiaries as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC
Malvern, Pennsylvania
March 17, 2010

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

(Dollar amounts in thousands)

	2009	2008
ASSETS
Cash and cash equivalents	$39,857	$9,362
Restricted cash	5	24,890
Mortgage loans held for sale	59,801	152,143
Accounts receivable, net	2,400	2,733
Property, equipment and leasehold improvements, net	772	691
Other assets	6,554	14,764

Total Assets	$109,389	$204,583

LIABILITIES AND MEMBERS’ EQUITY
Accounts payable and accrued expenses	$13,869	$10,390
Debt	—	115,628
Due to affiliates, net	15,155	20,706
Other liabilities	2,542	8,791

Total Liabilities	31,566	155,515

MEMBERS’ EQUITY
Capital	102,924	119,924
Accumulated deficit	(25,101)	(70,856)

Total Members’ Equity	77,823	49,068

Total Liabilities and Members’ Equity	$109,389	$204,583

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(Dollar amounts in thousands)

	2009	2008
REVENUES
Fee income	$112,757	$51,213
Gain on mortgage loans, net	137,045	126,872
Interest income	4,983	15,461
Interest expense	(3,986)	(14,897)

Net interest income	997	564
Other income	1,370	4,169

Total Revenues	252,169	182,818

EXPENSES
Salaries and related expenses	127,905	98,258
Occupancy and other office expenses	8,944	8,667
Depreciation and amortization	369	558
Allocated expenses (See Note 7)	41,869	44,032
Other operating expenses	27,327	28,992
Goodwill impairment (See Note 5)	—	61,184

Total Expenses	206,414	241,691

NET INCOME/(LOSS)	$45,755	$(58,873)

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

YEARS ENDED DECEMBER 31, 2009 AND 2008

(Dollar amounts in thousands)

	Capital	Accumulated Deficit	Total Members’ Equity
BALANCE, JANUARY 1, 2008	$126,924	$(9,818)	$117,106

Effect of adoption of ASC 820 and ASC 825	—	(2,165)	(2,165)
Return of capital to PHH Broker Partner Corporation	(3,507)	—	(3,507)
Return of capital to Realogy Services Venture Partner, Inc.	(3,493)	—	(3,493)
Net Loss	—	(58,873)	(58,873)

BALANCE, DECEMBER 31, 2008	119,924	(70,856)	49,068
Return of capital to PHH Broker Partner Corporation	(8,517)	—	(8,517)
Return of capital to Realogy Services Venture Partner, Inc.	(8,483)	—	(8,483)
Net Income	—	45,755	45,755

BALANCE, DECEMBER 31, 2009	$102,924	$(25,101)	$77,823

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(Dollar amounts in thousands)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$45,755	$(58,873)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	369	558
Goodwill impairment charge	—	61,184
Origination of mortgage loans held for sale	(6,206,112)	(6,774,584)
Proceeds on sale of and payments from mortgage loans held for sale	6,309,911	6,968,575
Earnings in equity method investment	(705)	(538)
Gain on sale of property, equipment and leasehold improvements	—	(3)
Unrealized gain on mortgage loans held for sale and related derivatives	(9,468)	(2,433)
Amortization and write-off of debt issuance costs	1,111	4,343
Changes in related balance sheet accounts
Decrease in accounts receivable, net	333	7,219
Decrease in other assets	5,292	6,185
Increase (decrease) in accounts payable and accrued expenses	3,479	(769)
(Decrease) increase in other liabilities	(6,249)	7,098

NET CASH PROVIDED BY OPERATING ACTIVITIES	143,716	217,962

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold improvements	(450)	(404)
Proceeds on sale of property and equipment	—	39
Decrease in restricted cash	24,885	7,491
Cash received from equity method investment	538	604

NET CASH PROVIDED BY INVESTING ACTIVITIES	24,973	7,730

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in due to affiliates	(5,551)	(16,253)
Net decrease in short-term debt	(115,628)	(206,098)
Payment of debt issuance costs	(15)	(4,322)
Capital contributions	—	1,497
Return of capital to members	(17,000)	(7,000)

NET CASH USED IN FINANCING ACTIVITIES	(138,194)	(232,176)

Net change in cash and cash equivalents	30,495	(6,484)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	9,362	15,846

CASH AND CASH EQUIVALENTS, END OF YEAR	$39,857	$9,362

SUPPLEMENTAL ITEM:
Interest paid	$3,530	$10,995

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

PHH Home Loans, L.L.C. is a joint venture formed by PHH Broker Partner Corporation (“PHH Broker Partner”), a wholly owned subsidiary of PHH Corporation (“PHH”) and Realogy Services Venture Partner, Inc. (“Realogy”), formally Cendant Venture Partner. As of December 31, 2009 and 2008, PHH Broker Partner holds a 50.1% ownership interest in PHH Home Loans, L.L.C. and Realogy holds a 49.9% ownership interest in PHH Home Loans, L.L.C.

PHH Home Loans, L.L.C. provides residential mortgage banking services, including the origination and sale of mortgage loans primarily sourced through NRT Incorporated (“NRT”), Realogy’s wholly-owned real estate brokerage business and Cartus Corporation (“Cartus”), Realogy’s wholly-owned relocation business.

The consolidated financial statements include the accounts of PHH Home Loans, L.L.C. and its wholly-owned subsidiaries, (collectively, the “Company”). In presenting the consolidated financial statements, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates. Unless otherwise noted, dollar amounts are presented in thousands.

Changes in Accounting Policies

Fair Value Measurements. In September 2006, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820 also prioritizes the use of market-based assumptions, or observable inputs, over entity-specific assumptions or unobservable inputs when measuring fair value and establishes a three-level hierarchy based upon the relative reliability and availability of the inputs to market participants for the valuation of an asset or liability as of the measurement date. The fair value hierarchy designates quoted prices in active markets for identical assets or liabilities at the highest level and unobservable inputs at the lowest level. (See Note 13, “Fair Value Measurements” for additional information regarding the fair value hierarchy.) ASC 820 also nullified the guidance which required the deferral of gains and losses at the inception of a transaction involving a derivative financial instrument in the absence of observable data supporting the valuation technique.

The Company adopted the provisions of ASC 820 for assets and liabilities that are measured at fair value on a recurring basis effective January 1, 2008. As a result of the adoption of ASC 820 for assets and liabilities that are measured at fair value on a recurring basis, the Company recorded a $3.8 million decrease in accumulated deficit as of January 1, 2008. This amount represents the transition adjustment, net of income taxes, resulting from recognizing gains and losses related to the Company’s interest rate lock commitments (“IRLCs”) that were previously deferred. The fair value of the Company’s IRLCs, as determined for the January 1, 2008 transition adjustment, excluded the fair value attributable to servicing rights, in accordance with the transition provisions of updates to ASC 815, “Derivatives and Hedging” (“ASC 815”). The fair value associated with the servicing rights is included in the fair value measurement of all written loan commitments issued after January 1, 2008.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

The following table summarizes the transition adjustment at the date of adoption of ASC 820:

	Balance January 1, 2008 Prior to Adoption	Transition Adjustment	Balance January 1, 2008 After Adoption
(dollar amounts in thousands)
Derivative assets	$708	$(3,778)	$(3,070)

In February 2008, the FASB updated ASC 820 to delay the effective date for one year for nonfinancial assets and nonfinancial liabilities, except for those that are recognized or disclosed at fair value on a recurring basis. The Company elected the deferral for nonfinancial assets and nonfinancial liabilities and adopted the provisions of ASC 820 for its assessment of property, equipment and leasehold improvements, net effective January 1, 2009. The Company’s measurement of fair value for these nonfinancial assets, when applicable, incorporates the assumptions market participants would use in pricing the asset considering its highest and best use, where available, which may differ from the Company’s own intended use of such assets and related assumptions and therefore may result in a different fair value than the fair value measured on a basis prior to the application of ASC 820. There were no events or circumstances resulting in the measurement of fair value for any significant nonfinancial assets during 2009. (See Note 13, “Fair Value Measurements” for additional information.)

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value” (“ASU No. 2009-05”), an update to ASC 820. ASU No. 2009-05 clarifies that in circumstances in which a quoted price in an active market for the identical liability is not available, fair value measurement of the liability is to be estimated with one or more valuation techniques that use (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities or similar liabilities when traded as assets or (iii) another valuation technique consistent with the principles of ASC 820, such as an income or market approach. The Company adopted ASU No. 2009-05 effective October 1, 2009. The adoption of ASU No. 2009-05 did not impact the Company’s Consolidated Financial Statements.

Fair Value Option. In February 2007, the FASB issued ASC 825, “Financial Instruments” (“ASC 825”). ASC 825 permits entities to choose, at specified election dates, to measure eligible items at fair value (the “Fair Value Option”). Unrealized gains and losses on items for which the Fair Value Option has been elected are reported in earnings. Additionally, fees and costs associated with instruments for which the Fair Value Option is elected are recognized as earned and expensed as incurred, rather than deferred. The Fair Value Option is applied instrument by instrument (with certain exceptions), is irrevocable (unless a new election date occurs) and is applied only to an entire instrument.

The Company adopted the provisions of ASC 825 effective January 1, 2008. Upon adopting ASC 825, the Company elected to measure certain eligible items at fair value, including all of its Mortgage loans held for sale (“MLHS”) existing at the date of adoption. The Company also made an automatic election to record future MLHS and retained interests in the sale or securitizations of mortgage loans at fair value. The Company’s fair value election for MLHS is intended to better reflect the underlying economics of the Company as well as eliminate the operational complexities of the Company’s risk management activities related to its MLHS and applying hedge accounting pursuant to ASC 815.

With the election of the Fair Value Option for MLHS, fees and costs associated with the origination and acquisition of MLHS are no longer deferred, which was the Company’s policy prior to this election. Prior to the election of the Fair Value Option for MLHS, interest receivable related to the Company’s MLHS was included in Accounts receivable, net in the Consolidated Balance Sheets; however, subsequent to the election, interest receivable is recorded as a component of the fair value of the underlying MLHS and is included in Mortgage loans held for sale in the Consolidated Balance Sheets. As a result of the election of the Fair Value Option, the Company recorded a $1.6 million increase in accumulated deficit as of January 1, 2008, which

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

represents the transition adjustment, net of income taxes, resulting from the recognition of fees and costs, net associated with the origination and acquisition of MLHS that were previously deferred. (See Note 13 – Fair Value Measurements for additional information.)

The following table summarizes the transition adjustment at the date of adoption of ASC 825:

	Balance January 1, 2008 Prior to Adoption	Transition Adjustment	Balance January 1, 2008 After Adoption
(dollar amounts in thousands)
Mortgage loans held for sale	$359,509	$3,568	$363,077
Accounts receivable, net	13,404	(1,954)	11,450

Cumulative-effect adjustment		$1,614

Written Loan Commitments. In November 2007, the Securities and Exchange Commission (the “SEC”) issued updates to ASC 815. Updates to ASC 815 express the view of the SEC staff that, consistent with the guidance in ASC 860, “Transfers and Servicing” (“ASC 860”) and ASC 825, the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. Updates to ASC 815 also retain the view of the SEC staff that internally developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment and broadens its application to all written loan commitments that are accounted for at fair value through earnings. The Company adopted the provisions of ASC 815 effective January 1, 2008. Updates to ASC 815 require prospective application to derivative loan commitments issued or modified after the date of adoption. Upon adoption of updates to ASC 815 on January 1, 2008, the expected net future cash flows related to the servicing of mortgage loans associated with the Company’s IRLCs issued from the adoption date forward are included in the fair value measurement of the IRLCs at the date of issuance. Prior to the adoption of updates to ASC 815, the Company did not include the net future cash flows related to the servicing of mortgage loans associated with the IRLCs in their fair value. This change in accounting policy results in the recognition of earnings on the date the IRLCs are issued rather than when the mortgage loans are sold or securitized. Pursuant to the transition provisions of updates to ASC 815, the Company recognized a benefit to Gain on mortgage loans, net in the Consolidated Statement of Operations for the year ended December 31, 2008 of approximately $5.7 million, as the value attributable to servicing rights related to IRLCs as of January 1, 2008 was excluded from the transition adjustment for the adoption of ASC 820.

Cash and Cash Equivalents

Marketable securities with original maturities of three months or less are included in Cash and Cash Equivalents. There were no such securities held by the Company as of December 31, 2009 or 2008.

Restricted Cash

Restricted cash includes amounts that serve as additional collateral for the Company’s asset-backed debt arrangements. Restricted cash also includes fees collected and held for pending mortgage closings and amounts specifically designated for the purchase of mortgage loans.

Mortgage Loans Held for Sale

Mortgage loans held for sale (“MLHS”) represent mortgage loans originated by the Company and held until sold to permanent investors. Loan origination fees are recorded when earned, the related direct loan origination costs are recognized when incurred and interest receivable on MLHS is included as a component of the fair

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

value of Mortgage loans held for sale in the Consolidated Balance Sheet. Unrealized gains and losses on MLHS are included in Gain on mortgage loans, net in the Consolidated Statement of Operations. Interest income, which is accrued as earned, is included in Interest income in the Consolidated Statement of Operations.

Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization on all assets is computed utilizing the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the estimated benefit period of the improvement or the lease term, if shorter, ranging from 1-5 years. The capitalized costs of computer software developed or obtained for internal use are amortized over the estimated useful lives, ranging from 3-5 years. Useful lives of furniture, fixtures and equipment range from 3 to 7 years.

Goodwill

The Company assesses the carrying value of its goodwill for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company assesses goodwill for such impairment by comparing the carrying value of its reporting units to their fair value. When determining the fair value of its reporting units, the Company may apply an income approach, using discounted cash flows or a combination of an income approach and a market approach, wherein comparative market multiples are used.

Income Taxes

The Company has elected to report as a partnership for federal and state income tax purposes, and, accordingly, there is no provision for income taxes in the accompanying financial statements.

The Company adopted Financial Accounting Standards Board guidance on accounting for uncertainty in income taxes effective January 1, 2009 and evaluated its tax positions. The adoption had no effect on the Company’s financial statements.

The Company’s federal and state income tax returns are no longer subject to examination by federal or state taxing authorities for years before 2005.

Advertising Costs

The Company charges to expense the costs of advertising in the period incurred. Advertising expense was $2.2 million for the years ended December 31, 2009 and 2008.

Revenue Recognition

The Company’s services include the origination (brokering or funding either a purchase or refinancing) and sale of residential mortgage loans. The Company’s MLHS and fees associated with the origination of MLHS are recognized as earned and the related direct loan origination costs are recognized when incurred.

Gain on mortgage loans, net includes the realized and unrealized gains and losses on the Company’s MLHS, as well as the changes in fair value of all loan-related derivatives, including our IRLCs and freestanding loan-related derivatives. The fair value of the Company’s IRLCs is based upon the estimated fair value of the underlying mortgage loan, adjusted for: (i) estimated costs to complete and originate the loan and (ii) the estimated percentage of IRLCs that will result in a closed mortgage loan. The valuation of the Company’s IRLCs and MLHS approximates a whole-loan price, which includes the value of the related servicing. The

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

expected net future cash flows related to the servicing of mortgage loans associated with the Company’s IRLCs issued are included in the fair value measurement of the IRLCs at the date of issuance.

Interest income is accrued as earned. Loans are placed on non-accrual status when any portion of the principal or interest is ninety days past due or earlier when concern exists as to the ultimate collectibility of principal or interest. Interest received from loans on non-accrual status is recorded as income when collected. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

Risk Management and Derivative Instruments and Hedging Activities

The Company uses derivative instruments as part of its overall strategy to manage its exposure to market risks primarily associated with fluctuations in interest rates. As a matter of policy, the Company does not use derivatives for speculative purposes. All of the Company’s derivative instruments that are measured at fair value on a recurring basis are included in Other assets or Other liabilities in the Consolidated Balance Sheets. The changes in the fair value of derivative instruments are included in the Gain on mortgage loans, net in the Consolidated Statements of Operations.

The fair value of the Company’s IRLCs is based upon the estimated fair value of the underlying mortgage loan (determined consistent with “—Mortgage Loans Held for Sale” above), adjusted for: (i) estimated costs to complete and originate the loan and (ii) the estimated percentage of IRLCs that will result in a closed mortgage loan. The valuation of the Company’s IRLCs approximates a whole-loan price, which includes the value of the related mortgage servicing.

The fair value of the Company’s derivative instruments, other than IRLCs, that are measured at fair value on a recurring basis is determined by utilizing quoted prices from dealers in such securities or internally-developed or third-party models utilizing observable market inputs.

Subsequent Events

The Company evaluates subsequent events with respect to the Consolidated Financial Statements through the respective date of issuance, which was March, 17, 2010.

Recently Issued Accounting Pronouncements

Transfers of Financial Assets. In June 2009, the FASB updated ASC 860, to eliminate the concept of a qualifying special-purpose entity (“QSPE”), modify the criteria for applying sale accounting to transfers of financial assets or portions of financial assets, differentiate between the initial measurement of an interest held in connection with the transfer of an entire financial asset recognized as a sale and participating interests recognized as a sale and remove the provision allowing classification of interest received in a guaranteed mortgage securitization transaction that does not qualify as a sale as available-for-sale or trading securities. The updates to ASC 860 clarify (i) that an entity must consider all arrangements or agreements made contemporaneously or in contemplation of a transfer, (ii) the isolation analysis related to the transferor and its consolidated subsidiaries and (iii) the principle of effective control over the transferred financial asset. The updates to ASC 860 also enhance financial statement disclosures. The updates to ASC 860 are effective for fiscal years beginning after November 15, 2009 with earlier application prohibited. Revised recognition and measurement provisions are to be applied to transfers occurring on or after the effective date and the disclosure provisions are to be applied to transfers that occurred both before and after the effective date. The Company does not expect the adoption of the updates to ASC 860 to have an impact on its Consolidated Financial Statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

Fair Value Measurements. In January 2010, the FASB updated ASC 820 to add disclosures for transfers in and out of level one and level two of the valuation hierarchy and to present separately information about purchases, sales, issuances and settlements in the reconciliation for assets and liabilities classified within level three of the valuation hierarchy. The updates to ASC 820 also clarify existing disclosure requirements about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The updates to ASC 820 are effective for fiscal years and interim periods beginning after December 15, 2009, except for the disclosures about activity in the reconciliation of level 3 activity, which are effective for fiscal years and interim periods beginning after December 15, 2010. The updates to ASC 820 enhance disclosure requirements and will not impact the Company’s financial position, results of operations, or cash flows.

2.	ACCOUNTS RECEIVABLE

Accounts receivable, net as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
(dollar amounts in thousands)
Receivables related to loan sales and brokered loans	$1,669	$1,280
Amounts due from corporate customers	541	1,477
Other	281	131
Allowance for doubtful accounts	(91)	(155)

Accounts receivable, net	$2,400	$2,733

3.	PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements, net as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
(dollar amounts in thousands)
Furniture, fixtures and equipment	$2,170	$1,926
Leasehold improvements	362	224
Capitalized software	432	364

	2,964	2,514
Less: Accumulated depreciation	(2,192)	(1,823)

Property, equipment and leasehold improvements, net	$772	$691

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

4.	OTHER ASSETS

Other assets as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
(dollar amounts in thousands)
Derivative assets	$2,994	$10,080
Equity method investment	2,826	2,659
Debt issuance costs	—	1,096
Prepaid expenses	449	301
Security deposits	173	226
Other	112	402

Other assets	$6,554	$14,764

5.	GOODWILL

The following table summarizes the activity associated with Goodwill during the year ended December 31, 2008:

(dollar amounts in thousands)
Goodwill at January 1, 2008	$61,184
Goodwill impairment	(61,184)

Goodwill at December 31, 2008	$—

Due to deteriorating market conditions the Company performed a valuation of the Goodwill as of September 30, 2008 utilizing a discounted cash flow approach with its most recent short-term projections and long-term outlook for the business and the industry. This valuation indicated that the entire amount of Goodwill was impaired and the Company recorded a non-cash charge for Goodwill impairment of $61 million during the year ended December 31, 2008. The Goodwill impairment increased Net loss for the year ended December 31, 2008 by $61 million. The primary cause of the impairment was the continued weakness in the housing market, coupled with continued adverse conditions in the mortgage market during 2008.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

6.	DEBT

The following summarizes the components of the Company’s indebtedness at December 31, 2008:

					Assets Held as Collateral ¹
	Balance	Capacity	Interest Rate[2]	Maturity/ Expiry Date	Restricted Cash	Mortgage Loans Held for Sale
(dollar amounts in thousands)
Repurchase facility	$115,184	$225,000	1.7%	5/28/2009	$24,885	$128,559
Other	444	—			—	—

Total	$115,628	$225,000			$24,885	$128,559

(1)	Not available to pay general obligations
(2)	Represents interest rate at December 31

The fair value of the Company’s debt was $115.6 million as of December 31, 2008.

Asset-Backed Debt

The Company maintained a variable-rate committed repurchase facility (the “Repurchase Facility”) with Bank of Montreal and Barclays Bank PLC as Bank Principals and Fairway Finance Company, LLC and Sheffield Receivables Corporation as Conduit Principals that was terminated on May 28, 2009 as further discussed below. The Company maintained a variable-rate revolving credit agreement (the “Revolving Credit Facility”) with Barclays Bank PLC and Bank of Montreal that was terminated on December 15, 2008 as further discussed below.

On June 30, 2008, the Company amended the Repurchase Facility by executing the Amended and Restated Master Repurchase Agreement (the “Amended Repurchase Agreement”) and the Amended and Restated Servicing Agreement. The Amended Repurchase Agreement extended the maturity date to May 28, 2009, with an option for a 364 day renewal, subject to agreement by the parties, and increased the annual liquidity and program fees. On May 28, 2009, the parties agreed to terminate the Repurchase Facility, and the Company repaid all outstanding obligations as of May 28, 2009.

On December 15, 2008, the parties agreed to terminate the Revolving Credit Facility, and the Company repaid all outstanding obligations as of December 15, 2008.

As of December 31, 2009, the Company has no asset-backed debt outstanding.

Unsecured Debt

As of December 31, 2008, the Company has unsecured, short-term borrowings of $0.4 million that are used to fund mortgage loans held for sale. As of December 31, 2009, the Company has no unsecured, short-term borrowing obligations.

Debt Maturities

The entire balance of the Company’s outstanding debt matured in 2009.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

7.	DUE TO AFFILIATES AND OTHER RELATED PARTY TRANSACTIONS

Due to affiliates, net as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
(dollar amounts in thousands)
Subordinated intercompany line of credit	$—	$10,500
Other amounts due to PHH Corporation	10,494	6,030
Due to other PHH affiliates	4,661	4,176

	$15,155	$20,706

Due to affiliates represents the net amount due to PHH and its affiliates. The Subordinated Intercompany Line of Credit is described in detail below. The other amounts due to PHH are related to payroll processing and funding, as PHH provides administrative payroll services to the Company, including payroll funding. The Company settles all amounts due to PHH, other than the intercompany line of credit, on a monthly basis. Due to other PHH affiliates represents net amounts due to/from PHH’s wholly-owned title and appraisal services company as well as amounts due to PHH Mortgage Corporation (“PHH Mortgage”), a wholly-owned subsidiary of PHH, under the Company’s Management Services Agreement as further discussed below.

Agreement with PHH Corporation

In December 2008, upon receiving permission from the holders of the Repurchase Facility, the Company entered into a $75 million unsecured subordinated intercompany line of credit agreement with PHH (the “Subordinated Intercompany Line of Credit”). This indebtedness is subordinate to the Repurchase Facility and is not collateralized by any of the Company’s assets. This line of credit was entered into upon the termination of the Revolving Credit Facility. The Company and PHH entered into the subordinated financing due to the disruptions in the credit market and the availability of external financing. The Subordinated Intercompany Line of Credit increases the Company’s borrowing capacity to fund MLHS and supports the tangible net worth requirement of the Repurchase Facility. As of December 31, 2008, there was $10.5 million outstanding under the Intercompany Line of Credit. As of December 31, 2008, borrowings under this variable-rate facility bore interest at 3.4%.

As of December 31, 2009, the Company has no debt outstanding under the Intercompany Line of Credit.

Agreements with PHH Mortgage

Sublease Agreement

The Company entered into a sublease agreement with PHH Mortgage whereby it has agreed to lease space from PHH Mortgage to conduct its operations. The total rental expense incurred under this sublease agreement for each of the years ended December 31, 2009 and 2008 was $1.0 million, and is recorded in Allocated expenses in the Consolidated Statement of Operations. See Note 11 – Leases for further information regarding the Company’s lease agreements.

Management Services Agreement

The Company has entered into a Management Services Agreement with PHH Mortgage, whereby PHH Mortgage provides the Company with the following types of services:

•	Seasonal staffing services

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

•	Product support services

•	General and administrative services

•	IT administrative services

The Company receives the benefit of these services from PHH Mortgage for which the Company was charged $40.9 million and $43.0 million for the years ended December 31, 2009 and 2008, respectively. This expense is reflected in Allocated expenses in the Consolidated Statement of Operations.

During the year ended December 31, 2008, the Company received a payment of $2.28 million from PHH Mortgage related to service issues encountered by PHH Mortgage under the terms of the Management Services Agreement, which is recorded in Other income in the Consolidated Statement of Operations.

Loan Purchase Agreement

The Company has entered into a loan purchase agreement with PHH Mortgage, whereby the Company has committed to sell or broker, and PHH Mortgage has committed to purchase or fund, certain loans originated by the Company. This agreement represents a best efforts commitment to the Company, whereby the ultimate price paid by PHH Mortgage for the loan is determined at the time the Company issues the commitment to the borrower. During 2009 and 2008, the Company sold or brokered $11.1 billion and $5.4 billion, respectively, of mortgage loans to PHH Mortgage under the terms of this agreement. The Company recognized broker fees of $65.8 million for the year ended December 31, 2009, within Fee income in the Consolidated Statement of Operations under the terms of this agreement. Fee income recognized under this agreement was not significant for the year ended December 31, 2008, as the Company relied on its broker platform in 2009 following the termination of its Repurchase Facility as further discussed in Note 6 – Debt. The Company recognized gains of $92.1 million and $105.8 million for the years ended December 31, 2009 and 2008 respectively, within Gain on mortgage loans, net in the Consolidated Statements of Operations under the terms of this agreement. As of December 31, 2009 and 2008, the Company had outstanding commitments with PHH Mortgage totaling $874.2 million and $758.9 million, respectively, under the terms of this agreement.

Strategic Relationship Agreement

PHH and Realogy entered into a Strategic Relationship Agreement that sets forth the business relationship between the Company and certain affiliates of PHH and Realogy. Under the terms of the LLC Operating Agreement, PHH has the right to terminate the strategic relationship agreement and terminate its interest in the Company upon, among other things, a material breach by Realogy of a material provision of the LLC Operating Agreement, in which case PHH has the right to purchase Realogy’s interest in the Company at a price derived from an agreed-upon formula based upon fair market value (which is determined with reference to the trailing twelve months EBITDA (earnings before interest, taxes, depreciation and amortization) for the Company and the average market EBITDA multiple for mortgage banking companies.

Upon termination of the mortgage venture, all of the mortgage venture agreements will terminate automatically (excluding certain privacy, non-competition, venture related transition provisions and other general provisions), and Realogy will be released from any restrictions under the mortgage venture agreements that may restrict its ability to pursue a partnership, joint venture or another arrangement with any third party mortgage operation.

Arrangements with Realogy

Shared Office Space Agreement

The Company has entered into a Master Shared Office Space Agreement with NRT, whereby NRT has agreed to lease a portion of its offices to the Company. The total rental expense incurred under this agreement for the

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

years ended December 31, 2009 and 2008 was $1.8 million and is recorded in Occupancy and other office expenses in the Consolidated Statement of Operations. See Note 11 – Leases for further information regarding the Company’s lease agreements.

Trademark License Agreement

The Company has entered into a Trademark License Agreement with certain affiliates of Realogy, whereby those affiliates have granted exclusive rights to use certain trademarks to the Company. Under the terms of the Trademark License Agreement, Realogy remains the owner of the trademarks; however, the Company has the exclusive rights to use the trademarks in conducting its mortgage banking operations and does not pay a fee for the use of these rights.

Strategic Relationship Agreement

PHH and Realogy entered into a Strategic Relationship Agreement that sets forth the business relationship between the Company and certain affiliates of PHH and Realogy. Under the terms of the LLC Operating Agreement, Realogy has the right to terminate the strategic relationship agreement and terminate its interest in the Company in the event of:

•

a Regulatory Event (defined below) continuing for six months or more; provided that the Company may defer termination on account of a Regulatory Event for up to six additional one month periods by paying Realogy a $1.0 million fee at the beginning of each such one month period;

•	a change in control of PHH involving a competitor of Realogy or certain other specified parties;

•	a material breach, not cured within the requisite cure period, by PHH or its affiliates of the representations, warranties, covenants or other agreements related to the formation of the Company;

•	failure by the Company to make scheduled distributions pursuant to the LLC Operating Agreement;

•	bankruptcy or insolvency of PHH or the Company, or

•	any act or omission by PHH that causes or would reasonably be expected to cause material harm to Realogy.

A “Regulatory Event” means a situation in which (a) the Company or any of its affiliates (other than PHH Home Loans) becomes subject to any regulatory order, or any governmental entity initiates a proceeding with respect to PHH Mortgage or any of its affiliates (other than PHH Home Loans), and (b) such regulatory order or proceeding prevents or materially impairs PHH Home Loans’ ability to originate loans for any period of time in a manner that adversely affects the value of one or more quarterly distributions to be paid by PHH Home Loans pursuant to the LLC Operating Agreement; provided, however, that a “Regulatory Event” does not include (1) any order, directive or interpretation or change in law, rule or regulation, in any such case that is applicable generally to companies engaged in the mortgage lending business such that PHH Mortgage or such affiliate or PHH Home Loans is unable to cure the resulting circumstances described in (b) above, or (2) any regulatory order or proceeding that results solely from acts or omissions on the part of Realogy or its affiliates.

In addition, beginning on February 1, 2015, Realogy may terminate the LLC Operating Agreement at any time by giving two years’ notice to PHH. Upon termination of the LLC Operating Agreement by Realogy, Realogy will have the option either to require that PHH purchase Realogy’s interest in the company at fair value, plus, in certain cases, liquidated damages, or to cause PHH to sell its interest in the Company to a third party designated by Realogy at fair value plus, in certain cases, liquidated damages. In the case of a termination by Realogy following a change in control of PHH, PHH may be required to make a cash payment to Realogy in an amount equal to its allocable share of the mortgage venture’s trailing twelve months net income multiplied by the greater of (a) the number of years remaining in the first ten years of the term of the LLC Operating Agreement or (b) two years.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

Acquisitions

The Company participates in acquisitions with NRT by acquiring the mortgage operations of the real estate brokerage firms acquired by NRT. There were no such acquisitions during 2009 and 2008.

8.	DERIVATIVES AND RISK MANAGEMENT ACTIVITIES

The Company did not have any derivative instruments designated as hedging instruments, or subject to master netting and collateral agreements as of and for the years ended December 31, 2009 and 2008. The following table summarizes the amounts recorded in the Company’s Consolidated Balance Sheet for derivatives not designated as hedging instruments as of December 31, 2009:

	Asset Derivatives			Liability Derivatives
(dollar amounts in thousands)	Balance Sheet Presentation	Fair Value	Notional Amount	Balance Sheet Presentation	Fair Value	Notional Amount
Interest rate lock commitments	Other assets	$1,358	$119,536	Other liabilities	$480	$34,981
Best Efforts Sale Commitments:
Related to interest rate and price risk for MLHS and IRLCs	Other assets	1,636	140,100	Other liabilities	133	25,072

Net fair value of derivative instruments		$2,994			$613

The following table summarizes the amounts recorded in the Company’s Consolidated Statements of Operations for derivative instruments not designated as hedging instruments:

	Year Ended December 31, 2009
(dollar amounts in thousands)	Statement of Operations Presentation	Gain (loss)
Interest rate lock commitments	Gain on mortgage loans, net	$41,988
Best Efforts Sale commitments related to interest rate and price risk for MLHS and IRLCs	Gain on mortgage loans, net	7,029

Total derivative instruments		$49,017

Market Risk

The Company’s principal market exposure is to interest rate risk, specifically long-term U.S. Treasury and mortgage interest rates due to their impact on the fair value of mortgage loans held for sale and related commitments. The Company also has exposure to changes in the London Interbank Offered Rate (“LIBOR”) due to its impact on variable rate borrowings. The Company uses best efforts commitments with various investors, including PHH Mortgage, to mitigate the interest rate risk associated with its mortgage loans held for sale and interest rate lock commitments (“IRLCs”)

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

The following is a description of the Company’s risk management policies related to IRLCs and mortgage loans held for sale:

Interest Rate Lock Commitments. IRLCs represent an agreement to extend credit to a mortgage loan applicant whereby the interest rate on the loan is set prior to funding. The loan commitment binds the Company (subject to the loan approval process) to lend funds to a potential borrower at the specified rate, regardless of whether interest rates have changed between the commitment date and the loan funding date. The Company’s loan commitments generally range between 30-90 days; however, the borrower is not obligated to obtain the loan. As such, the Company’s outstanding IRLCs are subject to interest rate risk and related price risk during the period from interest rate lock commitment through the loan funding date or expiration date. In addition, the Company is subject to fallout risk, which is the risk that an approved borrower will choose not to close on the loan. The Company uses best efforts commitments to substantially eliminate these risks. The Company considers historical commitment-to-closing ratios to estimate the quantity of mortgage loans that will fund within the terms of the IRLCs.

IRLCs and related derivative instruments are classified as Other assets or Other liabilities in the Company’s Consolidated Balance Sheet with changes in fair value recorded as a component of Gain on mortgage loans, net in the Consolidated Statement of Operations.

Mortgage Loans Held for Sale. The Company is subject to interest rate and price risk on its mortgage loans held for sale from the loan funding date until the date the loan is sold into the secondary market. The Company uses best efforts commitments to hedge these risks. These commitments fix the forward sales price that will be realized in the secondary market and thereby eliminate the interest rate and price risk to the Company. These derivatives are included in Other assets or Other liabilities in the Consolidated Balance Sheets.

9.	COMMITMENTS AND CONTINGENCIES

Loan Funding Commitments

At December 31, 2009 and 2008, the Company had commitments to fund loans with agreed-upon rates or rate protection amounting to $819.7 million and $875.9 million, respectively.

Best Efforts Commitments

At December 31, 2009 and 2008, the Company had best efforts commitments to sell loans amounting to $879.5 million and $1.0 billion, respectively; these amounts represented substantially all Mortgage loans held for sale and IRLCs. The Company is only obligated to settle the best efforts commitment if the loan closes in accordance with the terms of the IRLC; therefore, the commitments outstanding do not represent future cash obligations. The Company’s best efforts commitments generally expire within 90 days.

Pending Litigation

The Company is involved in litigation arising in the normal course of business. Although the amount of any ultimate liability arising from these matters cannot presently be determined, the Company does not anticipate that any such liability will have a material effect on the Company’s consolidated financial position or results of operations.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

10.	BENEFIT PLANS

Employees of the Company are participants in a defined contribution plan. The defined contribution plan expenses of the Company for the years ended December 31, 2009 and 2008 were $2.4 million and $3.2 million, respectively.

11.	LEASES

The Company receives the benefit of occupancy from PHH Mortgage for which the Company was charged $1.0 million for each of the years ended December 31, 2009 and 2008. Certain other facilities and equipment are leased under lease agreements expiring at various dates through 2013. Additionally, the Company receives the benefit of occupancy from real estate offices affiliated with Realogy for which the Company was charged $1.8 million for the years ended December 31, 2009 and 2008. Total rental expense for premises and equipment amounted to $5.4 million and $5.3 million, respectively, for the years ended December 31, 2009 and 2008.

Obligations under non-cancellable leases which have a remaining term of more than twelve months are as follows:

(dollar amounts in thousands)
2010	$1,985
2011	1,859
2012	1,033
2013	36

$4,913

12.	CONCENTRATIONS OF CREDIT RISK

During the current period, the Company had operating cash deposited with banks in excess of federally insured limits.

The Company originates mortgage loans in 49 states sourced through Realogy-owned Real Estate Offices, Cartus, and for U.S.-based employees of Realogy and its subsidiaries. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers with similar characteristics, which would cause their ability to meet contractual obligations to be similarly impacted by economic or other conditions. During 2009 and 2008, 71% and 87%, respectively, of the Company’s originated and brokered loans were derived from sources related to Realogy.

The Company is exposed to counterparty risk with its best efforts commitments in the event that the counterparty cannot take delivery of the underlying mortgage loan.

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS

As of December 31, 2009 and 2008, all of the company’s financial instruments were either recorded at fair value or the carrying value approximated fair value. See Note 6 – Debt for the fair value of Debt as of December 31, 2008. For financial instruments that were not recorded at fair value as of December 31, 2009 and 2008, such as Cash and cash equivalents and Restricted cash, the carrying value approximates fair value due to the short-term nature of such instruments.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

ASC 820 prioritizes the inputs to the valuation techniques used to measure fair value into a three-level valuation hierarchy. The valuation hierarchy is based upon the relative reliability and availability of the inputs to market participants for the valuation of an asset or liability as of the measurement date. Pursuant to ASC 820, when the fair value of an asset or liability contains inputs from different levels of the hierarchy, the level within which the fair value measurement in its entirety is categorized is based upon the lowest level input that is significant to the fair value measurement in its entirety. The three levels of this valuation hierarchy consist of the following:

Level One. Level One inputs are unadjusted, quoted prices in active markets for identical assets or liabilities which the Company has the ability to access at the measurement date.

Level Two. Level Two inputs are observable for that asset or liability, either directly or indirectly, and include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, observable inputs for the asset or liability other than quoted prices and inputs derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified contractual term, the inputs must be observable for substantially the full term of the asset or liability.

Level Three. Level Three inputs are unobservable inputs for the asset or liability that reflect the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk, and are developed based on the best information available.

The Company determines fair value based on quoted market prices, where available. If quoted prices are not available, fair value is estimated based upon other observable inputs. The Company uses unobservable inputs when observable inputs are not available. Adjustments may be made to reflect the assumptions that market participants would use in pricing the asset or liability. These adjustments may include amounts to reflect counterparty credit quality, the Company’s creditworthiness and liquidity.

See Note 1, “Summary of Significant Accounting Policies” for a description of the valuation methodologies used by the Company for assets and liabilities measured at fair value on a recurring basis. The Company has classified such assets and liabilities pursuant to the valuation hierarchy as follows:

Mortgage Loans Held for Sale. The Company’s mortgage loans are generally classified within Level Two of the valuation hierarchy; however, certain loans that are not covered by best-efforts commitments are classified within Level Three due to the lack of observable pricing data.

The following tables reflect the difference between the carrying amount of MLHS, measured at fair value pursuant to ASC 820, and the aggregate unpaid principal amount that the Company is contractually entitled to receive at maturity as of December 31, 2009 and 2008:

	December 31, 2009
	Carrying Amount	Aggregate Unpaid Principal Balance	Excess Aggregate Unpaid Principal Balance Over Carrying Amount
	(In thousands)
Mortgage loans held for sale:
Total	$59,801	$59,321	$(480)
Loans 90 or more days past due and on non-accrual status	716	1,109	393

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

	December 31, 2008
	Carrying Amount	Aggregate Unpaid Principal Balance	Excess Aggregate Unpaid Principal Balance Over Carrying Amount
	(In thousands)
Mortgage loans held for sale:
Total	$152,143	$149,225	$(2,918)
Loans 90 or more days past due and on non-accrual status	—	130	130

The components of the Company’s MLHS, recorded at fair value, were as follows:

	December 31, 2009	December 31, 2008
	(In thousands)	(In thousands)
First mortgages:
Conforming	$58,923	$147,866
Non-conforming	—	661

Total first mortgages	58,923	148,527

Second lien	162	3,043
Scratch and Dent(1)	716	557
Other	—	16

Total	$59,801	$152,143

(1)	Represents mortgages with origination flaws or performance issues.

At December 31, 2008, the Company pledged $128.6 million of MLHS as collateral in asset-backed debt arrangements.

Derivative Instruments. The fair value of the Company’s derivative instruments that are measured at fair value on a recurring basis, other than IRLCs, are classified within Level Two of the valuation hierarchy. Due to the unobservable inputs used by the Company and the inactive, illiquid market for IRLCs, the Company’s IRLCs are classified within Level Three of the valuation hierarchy.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

The Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2009 and 2008 were as follows:

	December 31, 2009
	Level One	Level Two	Level Three	Cash Collateral and Netting	Total
	(In thousands)
Assets:
Mortgage loans held for sale	$—	$58,923	$878	$—	$59,801
Other assets:
Derivative assets	—	1,636	1,358		2,994
Liabilities:
Other liabilities:
Derivative liabilities	—	(133)	(480)		(613)

	December 31, 2008
	Level One	Level Two	Level Three	Cash Collateral and Netting(1)	Total
	(In thousands)
Assets:
Mortgage loans held for sale	$—	$151,527	$616	$—	$152,143
Other assets:
Derivative assets	—	108	10,287	(108)	10,287
Liabilities:
Other liabilities:
Derivative liabilities	—	7,324		(108)	7,216

(1)

Adjustments to arrive at the carrying amounts of assets and liabilities presented in the Consolidated Balance Sheet which represent the effect of netting the payable or receivable placed with the same counterparties under legally enforceable master netting arrangements between the Company and its counterparties.

The activity in the Company’s assets and liabilities that are classified within Level Three of the valuation hierarchy during the years ended December 31, 2009 and 2008 consisted of:

	December 31, 2009
	Balance, Beginning of Period	Realized and Unrealized Gains (Losses)	Purchases, Issuances and Settlements, net	Transfers Into Level Three, net		Balance, End of Period
	(In thousands)
Mortgage loans held for sale	$616	$(62)	$142	$182	(3)	$878
Derivatives, net	10,287	41,988	(51,397)	—		878

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

	December 31, 2008
	Balance, Beginning of Period		Realized and Unrealized Gains (Losses)	Purchases, Issuances and Settlements, net	Transfers Into Level Three, net		Balance, End of Period
	(In thousands)
Mortgage loans held for sale	$13,297	(1)	$293	$(13,612)	$638	(2)	$616
Derivatives, net	(3,070)		(20,865)	34,222	—		10,287

(1)	Includes Construction loans classified as Level Three measurements at the beginning of the year that were subsequently sold.
(2)

Represents Scratch and Dent, and second-lien mortgage loans that were reclassified from Level Two to Level Three due to declining investor demand for non-conforming products during the year ended December 31, 2008.

(3)	Represents Conforming Loans that were reclassified to Scratch and Dent during the year ended December 31, 2009.

The Company’s realized and unrealized gains and losses during the years ended December 31, 2009 and 2008 related to assets and liabilities classified within Level Three of the valuation hierarchy were included in the Consolidated Statement of Operations as follows:

	December 31, 2009		December 31, 2008
	Mortgage Loans Held for Sale	Derivatives, net	Mortgage Loans Held for Sale	Derivatives, net
	(in thousands)		(in thousands)
(Loss)on mortgage loans, net	$(62)	$41,988	$(26)	$(20,865)
Mortgage interest income	—	—	319	—

The Company’s unrealized gains and losses during the years ended December 31, 2009 and 2008 included in the Consolidated Statement of Operations related to assets and liabilities classified within Level Three of the valuation hierarchy that are included in the Consolidated Balance Sheet as of December 31, 2009 and 2008 were as follows:

	December 31, 2009	December 31, 2008
	Gain on Mortgage Loans, net	Gain on Mortgage Loans, net
	(in thousands)	(in thousands)
Unrealized (loss)	$(74)	$10,260

When a determination is made to classify an asset or liability within Level Three of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement of the asset or liability. The fair value of assets and liabilities classified within Level Three of the valuation hierarchy also typically includes observable factors. In the event that certain inputs to the valuation of assets and

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

liabilities are actively quoted and can be validated to external sources, the realized and unrealized gains and losses included in the tables above include changes in fair value determined by observable factors.

Changes in the availability of observable inputs may result in the reclassification of certain assets or liabilities. Such reclassifications are reported as transfers in or out of Level Three in the period that the change occurs.

14.	CAPITAL REQUIREMENTS

As a licensed mortgagee, the Company is subject to the rules and regulations of the Department of Housing and Urban Development (“HUD”), FHA, Fannie Mae and state regulatory authorities with respect to originating, processing, and selling loans. Those rules and regulations, among other things, require the maintenance of minimum net worth levels (which vary based on the portfolio of FHA loans originated by the Company). Failure to meet the net worth requirements outlined above could adversely impact the Company’s ability to originate loans and access the secondary market.

The following table presents the Company’s required and actual net worth amounts:

	December 31, 2009		December 31, 2008
	Required	Adjusted Actual	Required	Adjusted Actual
(dollar amounts in thousands)
HUD/FHA	$17,969	$77,823	$4,014	$49,068
Fannie Mae	1,000	77,823	1,000	49,068